CONFIRMING STATEMENT


         This Statement confirms that the undersigned Jacob Feinstein has authorized and designated Henry N. Schneider to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of US Energy Systems, Inc. The authority of Henry N. Schneider under this Statement shall continue until the undersigned is no longer required to file Forms 3,4 and 5 with regard to his ownership of or transactions in securities of US Energy Systems, Inc., unless earlier revoked in writing. The undersigned acknowledges that Henry N. Schneider is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: October 29, 2004

                                           /s/ Jacob Feinstein
                                               ---------------
                                               Jacob Feinstein